Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports dated December 20, 2006, with respect to the consolidated financial statements of Toll Brothers, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended October 31, 2006, Toll Brothers, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. and subsidiaries, filed with the Securities and Exchange Commission in the Registration Statement (Form S-8 No. 333-00000), pertaining to the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 27, 2007